Exhibit 10.17

13 November 2007

Bruce Powell Esq.

Broadhatch House

Bentley

Farnham GU10 5JJ

Surrey

Renewal of Appointment as a Non-Executive director of DICOM Group plc

Dear Bruce

Your appointment will be renewed from the Annual General Meeting of DICOM Group plc (‘the Company’), to be held on 13 November 2007. We are writing to set out the terms of your appointment.

Appointment

Your appointment will continue until the Annual General Meeting of the Company held following the financial year ending 30 June 2008, unless otherwise terminated earlier by and at the discretion of either party upon six month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of 1 - 2 days per month. This will include attendance at approx. 8 Board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the Chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a Non-Executive Director of the Company.

Role

Non-Executive Directors have the same general legal responsibilities to the Company as any other Director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all Directors, the role of the Non-Executive Director has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-Executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-Executive Directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £35,000 gross per annum which will be paid monthly in arrears, subject to an annual review by the Board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expense include economy class air travel on flights below six hours. On long haul flights over six hours business class travel is allowed.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is approximately £8 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company will reimburse the full cost of expenditure incurred.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Committees

This letter refers to your appointment as a Non-Executive Director of the Company. You will also serve as Chairman of the Audit Committee and serve as member on the Nomination Committee, as defined within the committee’s terms of reference. It is also proposed that you continue to serve as the Senior Non-Executive Director of the Board. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the Company Secretary.

Yours sincerely,

DICOM Group plc

/s/ Greg Lock	/s/ Stefan Gaiser
Greg Lock	Stefan Gaiser
Chairman	Company Secretary

I accept the terms of this letter

/s/ Bruce Powell

Bruce Powell

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Audit Committee

•	Recommendations of Remuneration Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k (outside of budget)

•	Approval of Group Budget and mid term operating plans

•	Approval of Group Accounts

•	Approval of Group Accounting Policies

•	Approval of Group Announcements to Stock Exchange

•	Approval of Model Share Dealing Code

•	Set up of Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment of Group Share Option schemes and grants thereunder

•	Establishment of Group Pension Scheme

•	Approval of all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval of property/equipment leases in excess EUR 250k pa (outside of budget)

•	Initiate and respond to major litigation

•	Risk and internal control: overall approach to assessing risk and control systems